Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	EDWARD F. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(216) 692-7200
Park-Ohio Reports Record Revenue and Profits in Full Year 2005
     CLEVELAND, OHIO, March 14, 2006 — Park-Ohio Holdings Corp. (NASDAQ:PKOH) today announced results for its fourth quarter and year ended December 31, 2005.
FULL YEAR EARNINGS
     Park-Ohio reported record net income of $30.8 million or $2.70 per share dilutive for 2005, compared to net income of $14.2 million or $1.27 per share dilutive for 2004. For 2005, Park-Ohio reported net income as adjusted(A) of $25.3 million or $2.22 per share dilutive, a 25% increase on 2004 net income as adjusted(A) of $20.2 million or $1.80 per share dilutive. Federal income taxes were not expensed in 2005 or 2004, due to the Company’s tax valuation allowance. If full federal income taxes had been recorded, Park-Ohio would have recorded 2005 net income as adjusted fully-taxed(B) of approximately $17.0 million or $1.49 per share dilutive, compared to net income as adjusted fully-taxed(B) of $10.6 million or $.95 per share dilutive in 2004 (refer to Table 1, below).
FULL YEAR REVENUE
     Park-Ohio reported net sales of $932.9 million for 2005, a 15% increase on sales of $808.7 million for 2004.
FOURTH QUARTER RESULTS
     Park-Ohio reported net income of $12.0 million or $1.05 per share dilutive for fourth quarter 2005, compared to a net loss of ($2.3) million for the same quarter of 2004. For fourth quarter 2005, Park-Ohio reported net income as adjusted(A) of $6.4 million or $.56 per share dilutive, a 73% increase on net income as adjusted(A) of $3.7 million or $.33 per share dilutive for the same quarter of 2004. Park-Ohio reported net sales of $241.0 million for fourth quarter 2005, a 12% increase on sales of $214.6 million for the same quarter of 2004.
     Edward F. Crawford, Chairman and Chief Executive Officer, stated, “Our increased revenues and net income in 2005 were reflective of a strong economic atmosphere combined with historical operating efficiencies. We expect our results to continue improving as we expand our global presence. In 2006, we expect to generate approximately 10% sales growth and 10-15% growth in earnings, for a 2006 fully-taxed earnings per share of $1.65 to $1.75, compared to as adjusted fully-taxed 2005 earnings per share of $1.49.”

Table 1: Recent History of EPS and Revenue	Year ended December 31,
	2006	2005	2004	2003
	(Guidance)
Dilutive EPS, GAAP, as reported		$2.70	$1.27	($1.13)
Dilutive EPS, as adjusted		$2.22	$1.80	$0.70
Dilutive EPS, as adjusted with 40% income tax		$1.49	$0.95	$0.47
Dilutive EPS, fully taxed	$1.65 to $1.75

Revenue ($,000’s)	$1,000 to $1,050	$932.9	$808.7	$624.3

     In fourth quarter 2005, the Company reversed $7.3 million of its domestic deferred tax asset valuation allowance, increasing net income. In 2006, the Company will begin recording a quarterly provision for federal income taxes, which is expected to result in a total effective income tax rate of approximately 40%. Park-Ohio’s significant net operating loss carry-forward should preclude the payment of cash federal income taxes in 2006 and substantially reduce cash payments in 2007. In fourth quarter 2006, if a portion or all of its remaining deferred tax asset will more likely than not be realized, the Company will reverse into income the appropriate portion of its remaining tax valuation allowance of approximately $5.0 million.

(Note A) Reconciliation to GAAP:	Year ended		Quarter ended
(In Millions, except EPS)	December 31,		December 31,
	2005	2004	2005	2004
Net Income (Loss), GAAP, as reported:	$30.8	$14.2	$12.0	$(2.3)
Reversal of Tax Valuation Allowance(1)	(7.3)	—	(7.3)	—
Restructuring and Asset Impairment(2)	1.8	—	1.8	—
Debt Extinguishment Costs(3)	—	6.0	—	6.0
Rounding	—	—	(0.1)	—

Net Income, as adjusted	$25.3	$20.2	$6.4	$3.7

Number of Dilutive Shares	11.4	11.2	11.4	11.2

Dilutive EPS, as adjusted	$2.22	$1.80	$0.56	$0.33

The Company presents adjusted net income and EPS excluding debt extinguishment costs and restructuring and asset impairment charges to facilitate comparison between periods.

(Note B) Reconciliation to GAAP:	Year ended
(In Millions, except EPS)	December 31,
	2005	2004	2003
Net Income (Loss), GAAP, as reported:	$30.8	$14.2	$(11.8)
Less: GAAP income tax provision	(4.3)	3.4	0.9

Income before income taxes, GAAP, as reported	$26.5	$17.6	$(10.9)
Plus: Restructuring and Asset Impairment(2)	1.8	—	19.4

Income before income taxes, as adjusted	$28.3	$17.6	$8.5
Less: 40% effective income tax provision	(11.3)	(7.0)	(3.4)

Net Income, as adjusted with 40% effective tax rate	$17.0	$10.6	$5.1

Number of Dilutive Shares	11.4	11.2	10.9

Dilutive EPS, as adjusted with 40% effective tax rate	$1.49	$0.95	$0.47

The Company presents fully-taxed EPS to facilitate comparison between periods because the Company will begin recording provisions for income taxes in 2006.

(1)	As in the fourth quarter, the Company reversed $7.3 million of its $12.3 million year-end 2005 domestic deferred tax asset valuation allowance. Based on strong recent and projected earnings, the Company has determined that it is more likely than not that this portion of the deferred tax asset will be realized. The tax valuation allowance reversal resulted in an increase to net income for the quarter. In 2006, the Company will begin recording a quarterly provision for federal income taxes, which is expected to result in a total effective income tax rate of approximately 40%. Park-Ohio’s significant net operating loss carry-forward should preclude the payment of cash federal income taxes in 2006. In the fourth quarter of 2006, the Company will reassess the remaining tax valuation allowance. If it is determined that a portion or all of the remaining deferred tax asset will more likely than not be realized, then the appropriate portion will be reversed into income at that time.

(2)	These non-cash charges recorded in 2005 reflect additional restructuring and asset impairment charges associated with executing previously announced restructuring actions in the Aluminum and Manufactured Products segments. In 2005, $.8 million of inventory impairment was included in Cost of Products Sold. The remaining $1.0 million is reflected in the Restructuring and Impairment Charges line of the Condensed Income Statements, attached.

(3)	In November 2004, the Company sold $210.0 million of 8.375% Senior Subordinated Notes maturing in November 2014, and used the net proceeds to redeem its outstanding 9.25% Senior Subordinated Notes maturing in 2007. Debt extinguishment costs of approximately $6.0 million were expensed in fourth quarter 2004. These costs primarily related to premiums and other transaction costs associated with the tender and early redemption of the 9.25% notes and the writeoff of deferred financing costs associated with those notes.
     A conference call reviewing Park-Ohio’s year-end results will be broadcast live over the Internet on Friday, March 17, commencing at 9:00am Eastern Time. Simply log on to http://www.pkoh.com.
     Park-Ohio is a leading provider of supply chain logistics services, and a manufacturer of highly engineered products. Headquartered in Cleveland, Ohio, the Company operates 24 manufacturing sites and 40 supply chain logistics facilities.
     This news release contains forward-looking statements, including statements regarding future performance of the Company, that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.
     Among the key factors that could cause actual results to differ materially from expectations are: the cyclical nature of the vehicular industry; timing of cost reductions; labor availability and stability; changes in economic and industry conditions; adverse impacts to the Company, its suppliers and customers from acts of terrorism or hostilities; the financial condition of the Company’s customers and suppliers, including the impact of any bankruptcies; the Company’s ability to successfully integrate the operations of acquired companies; the uncertainties of environmental, litigation or corporate contingencies; and changes in regulatory requirements. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands, Except per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net sales	$240,975	$214,564	$932,900	$808,718
Cost of products sold	210,740	183,720	796,283	682,658

Gross profit	30,235	30,844	136,617	126,060
Selling, general and administrative expenses	17,237	19,720	82,133	77,048
Restructuring and impairment charges	943	0	943	0

Operating income	12,055	11,124	53,541	49,012
Interest expense	6,682	12,571	27,056	31,413

Income before income taxes	5,373	(1,447)	26,485	17,599
Income taxes	(6,583)	825	(4,323)	3,400

Net income	$11,956	($2,272)	$30,808	$14,199

Amounts per common share:
Basic	$1.09	($0.21)	$2.82	$1.34
Diluted	$1.05	($0.21)	$2.70	$1.27

Common shares used in the computation:
Basic	10,943	10,697	10,908	10,624
Diluted	11,422	10,697	11,409	11,185

Other financial data:
EBITDA, as defined	$18,395	$14,835	$73,344	$64,732

Note A—In the fourth quarter of 2005, the Company reversed $7.3 million of its deferred tax asset valuation allowance.
Note B—In the fourth quarter of 2005, the Company recorded $1.8 million of additional restructuring and asset impairment charges associated with executing previously announced restructuring actions in the Aluminum and Manufactured Products segments. Inventory impairment charges of $.8 million were included in Cost of Products Sold and $1.0 million were included in Restructuring and Impairment Charges.
Note C—EBITDA, as defined, reflects earnings before interest, income taxes, and excludes depreciation, amortization,certain non-cash charges and corporate-level expenses as defined in the Company’s Revolving Credit Agreement. EBITDA is not a measure of performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for net income, cash flows from operating, investing and financing activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. The Company presents EBITDA because management believes that EBITDA is useful to investors as an indication of the Company’s satisfaction of its Debt Service Ratio covenant in its revolving credit facility and because EBITDA is a measure used under the Company’s revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA as defined herein may not be comparable to other similarly titled measures of other companies.
The following table reconciles net income to EBITDA, as defined:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net income	$11,956	($2,272)	$30,808	$14,199
Add back:
Income taxes	(6,583)	825	(4,323)	3,400
Interest expense	6,682	12,571	27,056	31,413
Depreciation and amortization	4,418	3,510	17,262	15,385
Restructuring and impairment charges	1,776	0	1,776	0
Miscellaneous	146	201	765	335

EBITDA, as defined	$18,395	$14,835	$73,344	$64,732

Note D—On July 20, 2005, the Company completed the acquisition of the assets of Purchased Parts Group, Inc. (“PPG”) for $7.0 million in cash, $.5 million in a short-term note payable and the assumption of approximately $13.3 million of trade liabilities. On December 23, 2005, the Company completed the acquisition of the assets of Lectrotherm, Inc. (“Lectrotherm”) for $5.1 million in cash. Both acquisitions were funded with borrowings under the Company’s revolving credit facility.
Note E—In November 2004, the Company issued $210 million of 8.375% Senior Subordinated Notes due in 2014. Proceeds from this debt were used to fund the tender and early redemption of the 9.25% Senior Subordinated Notes due in 2007. The Company incurred debt extinguishment costs and wrote off deferred financing costs associated with the 9.25% Senior Subordinated Notes totaling $6.0 million, which is reflected in interest expense.

CONSOLIDATED CONDENSED BALANCE SHEETS
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

	December 31,	December 31,
	2005	2004
	(Unaudited)	(Audited)
	(In Thousands)
ASSETS

Current Assets
Cash and cash equivalents	$18,696	$7,157
Accounts receivable, net	153,502	145,475
Inventories	190,553	177,294
Deferred tax assets	8,627	0
Other current assets	21,651	14,593

Total Current Assets	393,029	344,519

Property, Plant and Equipment	244,367	229,494
Less accumulated depreciation	127,428	118,821

Total Property Plant and Equipment	116,939	110,673

Other Assets
Goodwill	82,703	82,565
Net assets held for sale	1,992	3,027
Other	71,320	69,238

Total Other Assets	156,015	154,830

Total Assets	$665,983	$610,022

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Trade accounts payable	$115,401	$108,868
Accrued expenses	68,545	60,003
Current portion of long-term liabilities	4,161	5,812

Total Current Liabilities	188,107	174,683

Long-Term Liabilities, less current portion
8.375% Senior Subordinated Notes due 2014	210,000	210,000
Revolving credit maturing on December 31, 2010	128,300	120,600
Other long-term debt	6,705	4,776
Other postretirement benefits and other long-term liabilities	29,350	27,570

Total Long-Term Liabilities	374,355	362,946

Shareholders’ Equity	103,521	72,393

Total Liabilities and Shareholders’ Equity	$665,983	$610,022

BUSINESS SEGMENT INFORMATION (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
NET SALES

ILS	$138,412	$109,951	$532,624	$453,223
Aluminum Products	36,253	43,811	159,053	135,402
Manufactured Products	66,310	60,802	241,223	220,093

	$240,975	$214,564	$932,900	$808,718

INCOME BEFORE INCOME TAXES

ILS	$10,139	$5,497	$34,814	$29,191
Aluminum Products	1,683	2,455	9,103	9,021
Manufactured Products	2,873	5,186	20,630	18,890

	14,695	13,138	64,547	57,102
Corporate and Other Costs	(2,640)	(2,014)	(11,006)	(8,090)
Interest Expense	(6,682)	(12,571)	(27,056)	(31,413)

	$5,373	($1,447)	$26,485	$17,599